UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2009

PFIZER INC.
(Exact name of registrant as specified in its charter)

Delaware	1-3619	13-5315170
(State or other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
235 East 42nd Street New York, New York (Address of principal executive offices)
10017 (Zip Code)

Registrant's telephone number, including area code:

(212) 573-2323

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    On April 26, 2009, Dr. Corey S. Goodman, Senior Vice President and President, Biotherapeutics and Bioinnovation Center, of Pfizer Inc. (the "Company") resigned from his employment and all positions that he holds with the Company effective May 31, 2009. Dr. Goodman was a named executive officer of the Company for the fiscal year ending December 31, 2008.

(e)    In connection with his resignation, Dr. Goodman and the Company entered into a Separation and Settlement Agreement (the "Agreement"), dated as of April 25, 2009. Pursuant to the Agreement, Dr. Goodman will not receive any severance or termination payments from the Company, and the Company agreed to waive Dr. Goodman's obligation to repay $1.7 million (net of applicable taxes) of replacement cash compensation received by Dr. Goodman in connection with the commencement of his employment with the Company on October 4, 2007. The foregoing description of the Agreement is not complete and is subject to and qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.2 and the terms of which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits
10.1	Offer Letter from the Company to Dr. Goodman, dated September 27, 2007
10.2	Separation and Settlement Agreement, by and between Dr. Goodman and the Company, dated as of April 25, 2009

SIGNATURE

Under the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the authorized undersigned.

PFIZER INC.

By: /s/ Matthew Lepore Matthew Lepore
Title: Vice President, Chief Counsel - Corporate Governance, and Assistant General Counsel
Dated: April 27, 2009

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer Letter from the Company to Dr. Goodman, dated September 27, 2007
10.2	Separation and Settlement Agreement, by and between Dr. Goodman and the Company, dated as of April 25, 2009